Exhibit 8.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com
December 16, 2010
Williams Partners L.P.
One Williams Center
Tulsa, Oklahoma 74172
Ladies and Gentlemen:
     We have acted as special counsel to Williams Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the offering and sale (the “Offering”) of 8,000,000 common units (9,200,000 common units if the underwriters’ over-allotment option is exercised in full) representing limited partner interests in the Partnership (the “Common Units”) pursuant to the registration statement on Form S-3ASR dated October 28, 2009 (the “Registration Statement”), filed under the Securities Act of 1933, as amended (the “Act”), and the prospectus supplement dated December 14, 2010 (the “Prospectus Supplement”). In connection therewith, we have participated in the preparation of the discussion in the Registration Statement under the caption “Material Tax Considerations,” as modified by the statements in the Prospectus Supplement under the caption “Tax Considerations” (the “Discussion”).
     The statements in the Discussion, insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitute our opinion as to the material United States federal income tax consequences for purchasers of the Common Units pursuant to the Offering.
     This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.
     Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the
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Williams Partners L.P.
December 16, 2010

Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.
     We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Partnership and to the references to our firm and this opinion contained in the Discussion. In giving this consent, we do not admit that we are “experts” under the Act or under the rules and regulations of the Securities and Exchange Commission relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Current Report on Form 8-K.

Very truly yours,
/s/ Andrews Kurth LLP

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